FOR IMMEDIATE RELEASE:                                       INVESTOR RELATIONS:
Wednesday, January 19, 2005                                         John Nesbett
                                                                    212-825-3210
                                             jnesbett@investorrelationsgroup.com
                                                                   Gino De Jesus
                                                                    212-825-3210
                                                 mail@investorrelationsgroup.com


             Fonix Offers Stock Option Exchange Program to Employees


Sandy, UT - Fonix Corporation (OTC BB: FNIX), an industry leader in delivering conversational speech solutions to consumer systems and devices for everyday use through its Fonix speech group, and a provider of telephone and data services through its new subsidiaries LecStar Telecom Inc. and LecStar DataNet (LecStar), today filed with the Securities and Exchange Commission (SEC) under Schedule Tender Offer (TO) relating to a proposed stock option exchange offer for employees.

The offer gives Fonix employees the opportunity to exchange outstanding stock options for the same number of new options to be issued at least six months and one day from the expiration of the offer. Employees have until February 21, 2005 to respond to the offer. The Schedule TO and related exhibits are available at the Securities and Exchange Commission's website at http://www.sec.gov and will be delivered to all eligible Fonix employees.

Fonix Corporation (OTC BB: FNIX) is an industry leader in delivering conversational speech solutions to consumer systems and devices for everyday use. Manufacturers and developers incorporate Fonix's award-winning technology to provide their customers with an easy, convenient, and reliable user experience. Fonix currently offers voice technology for mobile/wireless devices, computer telephony systems, the assistive market and automobiles. Fonix recently acquired LecStar Telecom Inc., a rapidly growing Atlanta-based regional provider of integrated communications services to businesses and consumers. LecStar offers a full array of wireline voice, data, long distance and Internet services to business and residential customers throughout BellSouth's Southeastern operating territory. LecStar's solid customer base offers a unique direct marketing and distribution channel for Fonix speech technologies and solutions. Visit www.fonix.com for an introduction to Fonix's complete suite of speech solutions, or contact a Fonix representative at (801) 553-6600 and say "Sales."


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